Exhibit 10.52

CONSENT AND WAIVER

This Consent and Waiver dated as of May 1, 2004 (this “Consent”) is among the Persons that have executed this Consent (the “Parties”). Capitalized terms used, but not defined, in this Consent are used as defined in the Lease Agreement, dated as of November 30, 2001 (the “Lease”), between Wells Fargo Bank Northwest, National Association, as Owner Trustee under S&F Trust 1998-1, as lessor, and Smart & Final Inc., as lessee, as modified by (i) Waiver and Amendment Agreement No. 1, dated as of June 4, 2002, (ii) Waiver and Amendment Agreement No. 2, dated as of February 14, 2003, (iii) Amendment Agreement No. 3, dated as of June 1, 2003, (iv) Waiver and Amendment Agreement, No. 4, dated as of July 11, 2003, (v) Consent, Waiver, Collateral Release and Amendment Agreement No. 5A, dated as of September 3, 2003, (vi) First Supplement to Consent, Waiver, Collateral Release and Amendment Agreement No. 5A, dated as of September 5, 2003, (vii) Consent, Waiver and Amendment Agreement No. 5B, dated as of September 26, 2003, (viii) Sixth Amendment and Waiver to Lease Agreement, dated as of September 12, 2003, (ix) Amendment Agreement No. 7, dated as of October 21, 2003 and (x) Consent and Waiver, dated as of March 8, 2004 (items (v) through (x) being collectively, the “Extension Consents”).

RECITALS

A. Pursuant to the Extension Consents, the Majority Secured Parties, among other things,

(i) Extended until May 7, 2004 (the “Extended Replacement Date”) the 60-day limit for replacing the Florida Properties (as defined in the Extension Consents) under Section 11.2(a) of the Lease;

(ii) Waived the $5,000,000 limit on the value of Properties to be replaced set forth in Section 11.2(a) of the Lease;

(iii) Waived the requirement of Section 11.2(a) of the Lease for an Officer’s Certificate setting forth the important business considerations requiring the sale of the Florida Properties and the reasons why the Replacement Properties were not purchased at the same time;

(iv) In connection with the disposition of the Florida Properties, waived the requirements of Section 28.3(d) of the Lease limiting aggregate proceeds from dispositions of assets (the “Proceeds Limitation”) and requiring dispositions to be solely for cash; and

(v) Waived the requirement in Section 11.2(d) of the Lease that the Lessee deposit the greater of the net cash proceeds from the transfer of the Florida Properties or Termination Value attributable thereto plus the Prepayment Fee and permitted the Lessee to deposit with the Owner Trustee only the $14,300,000 in net cash proceeds received by the Lessee.

B. The Lessee desires to replace the Florida Properties with the Owned Real Property identified on Schedule 1 to this Consent (the “Replacement Owned Properties”) and, in connection with that replacement, has requested the Majority Secured Parties to consent to:

(i) The transfer of the Replacement Owned Properties to the Owner Trustee for a payment from the proceeds of the Florida Properties held by the Owner Trustee equal to the value set forth in the Appraisals for the Replacement Owned Properties in a transaction that, otherwise, would violate the Proceeds Limitation of Section 28.3(d) of the Lease;

(ii) Release of the Liens previously granted to the Agent under the Security Documents on the Replacement Owned Properties;

(iii) In respect of each Replacement Owned Property, the delivery to, and acceptance by, the Agent of an environmental site assessment from Giles Engineering rather than from ATC Associates, Inc., the Environmental Consultant required to deliver such assessments pursuant to Section 5.3(h) of the Participation upon substitution of Properties in accordance with Section 11.2 of the Lease;

(iv) Notwithstanding that separate certificates were delivered to each Lender and Holder on the Closing Date, the delivery to, and acceptance by, the Agent of a single certificate of insurance in accordance with Section 5.3(q) of the Participation Agreement upon substitution of Properties in accordance with Section 11.2 of the Lease; and

(v) To the extent that the proceeds of the Florida Properties, together with interest and earnings thereon, are greater than the purchase price of the Replacement Owned Properties, the Owner Trustee holding and investing such excess in accordance with Section 11.2(d) of the Lease.

All of the consents described in this Recital B are referred to in this Consent as the “Replacement Consents.”

C. Also in connection with the replacement of the Florida Properties with the Replacement Owned Properties, the Lessee desires the Majority Secured Parties to waive:

(i) The requirements under Section 11.2(b) of the Lease that, in connection with substitution of the Replacement Owned Properties as Properties under the Lease, would require the Lessee to satisfy conditions contained in Section 5.3 of the Participation Agreement to the extent that such conditions would not be satisfied upon satisfaction of the conditions set forth in Section 4(b) below, including, without limitation: (a) conditions relating to Properties other than the Replacement Owned Properties; (b) conditions relating to delivery of a Closing Notice and invoices for the Transaction Expenses incurred through the Closing Date; and (c) the condition that the counsel to the Lessor deliver an opinion of counsel;

(ii) The Proceeds Limitation of Section 28.3(d) of the Lease that, as waived by the Extension Consents, provides that the Credit Parties may only dispose of assets (in addition to the Florida Properties) if the aggregate purchase price paid to all Credit Parties for all assets sold by the Credit Parties does not exceed $7.5 million during the same Fiscal Year and $15 million during the Term; and

(iii) To the extent that the proceeds of the Florida Properties, together with interest and earnings thereon, are greater than the purchase price of the Replacement Owned Properties, any provision of any of the Operative Agreements which may be deemed to require the Owner Trustee to apply all or any portion of such excess to the Lessee’s obligations under the Operative Agreements (including the obligation to pay Prepayment Fees) rather than to hold (and invest to the extent contemplated in the Lease) such amounts as security for the Lessee’s obligations under the Lease.

All of the waivers described in this Recital C are referred to in this consent as the “Replacement Waivers.”

NOW, THEREFORE, for good and valuable consideration received, the Parties agree as follows:

1. Consents. The Lenders and the Holder hereby grant the Replacement Consents requested by the Lessee.

2. Waiver. The A-2 Lenders, the B Lenders and the Holder hereby grant the Replacement Waivers and hereby agree that, in determining compliance with the Proceeds Limitation of Section 28.3(d) of the Lease, the proceeds realized by the Lessee from the transfer of the Replacement Owned Properties to the Owner Trustee shall not be taken into account.

3. Lessee’s Agreements and Acknowledgements. The Lessee acknowledges and agrees to all matters approved or waived by the Lenders and the Holder, as applicable, in Sections 1 and 2 of this Consent.

4. Conditions Precedent. This Consent shall not be effective until the date (the “Consent Closing Date”) that each of the following conditions precedent shall have been satisfied.

(a) Certain Documents. The Agent shall have received all of the following, in form and substance satisfactory to the Agent:

(i) Consent. This Consent, duly executed by the Lessee and each Guarantor and any other instrument, document or certificate required by the Agent to be executed or delivered by the Lessee or any other Person in connection with this Consent, duly executed by them (collectively, the “Consent Documents”);

(ii) Consent of Majority Secured Parties. This Consent duly executed by the Majority Secured Parties; and

(iii) Additional Information. Such additional documents, instruments and information as the Agent may reasonably request to effect the transactions contemplated hereby.

(b) General Conditions Contained in Lease and Section 5.3 of Participation Agreement.

(i) Correctness of Representations, etc. The Lessee shall have delivered to the Agent an Officer’s Certificate (A) with respect to those matters described in Sections 5.3(a), 5.3(f), 5.3(i), 5.3(k), and 5.3(z), of the Participation Agreement (with references to “Operative Documents” being interpreted to include the “Consent Documents,” and the “Closing Date” being interpreted as the “Consent Closing Date”), (B) that each and every representation and warranty of each Credit Party contained in this Consent, the Security Documents required by this Consent and all other Consent

Documents and in the other Operative Documents to which it is a party is true and correct as of the Consent Closing Date and with respect to those other matters contained in Section 5.3(x) of the Participation Agreement, (C) representing and warranting that as required by Section 28.3(d) of the Lease, the purchase price paid to the Lessee for the Replacement Owned Properties will be not less than the fair market value of such assets at the time of the sale, will be paid in cash, and will be applied in accordance with Section 2.05(b)(iii) of the Lessee Credit Agreement and (D) representing and warranting that, as required by Section 11.2(a) of the Lease, on the date that the Replacement Owned Properties are substituted for the Florida Properties in accordance with this Consent, each Replacement Owned Property will have a value of at least $1,000,000 and the Replacement Owned Properties together will have a value, residual value, remaining useful life and utility at least as great as, and will be in as good condition as, the Florida Properties when they were sold;

(ii) Title to Replacement Owned Properties. Title to each Replacement Owned Property shall conform to the representations and warranties contained in Section 6.2(l) of the Participation Agreement and Section 11.2(v) of the Lease;

(iii) Title Insurance. The Lessee shall have delivered to the Agent (A) an owner’s title insurance policy for each Replacement Owned Property in favor of the Lessor in an amount equal to the value set forth in the Appraisal for such Replacement Owned Property, and (B) a lender’s title insurance policy for each Replacement Owned Property in favor of the Agent which, together with the lender’s policies on all of the other Properties (including each of the other Replacement Owned Properties), shall provide coverage in an amount not less than the total amount of the Advance then outstanding. Each of the foregoing policies shall be issued by a title insurance company acceptable to the Agent, shall be subject only to such title exceptions as are acceptable to the Agent and shall include such endorsements as the Agent may deem necessary;

(iv) Environmental Site Assessment. The Lessee shall have delivered to the Agent an environmental site assessment respecting each Replacement Owned Property prepared by Giles Engineering, and in form and substance acceptable to the Agent;

(v) No Material Adverse Effect on Lessor, etc. The Agent shall be satisfied that the holding of each Replacement Owned Property and the execution of the Mortgage Instruments and other Security Documents with respect thereto will not materially and adversely affect the rights of the Lessor, the Agent, the Holders or the Lenders under or with respect to the Operative Agreements;

(vi) Lessee Credit Agreement. The Lessee shall have delivered to the Agent an amendment to the Lessee Credit Agreement containing terms conforming the requirements of the Lessee Credit Agreement and the substitution of the Replacement Owned Properties pursuant to this Consent;

(vii) Mortgage Instruments. The Lessee shall have caused to be delivered to the Agent (A) the Mortgage Instruments (each in such form as is acceptable to the Agent) for the Replacement Owned Properties, including, without limitation, a Leasehold Deed of Trust and Assignment of Rents and Subleases, Security Agreement

and Fixture Filing (Synthetic) from the Lessee and an Assignment of Beneficial Interest in Leasehold Deed of Trust (Synthetic) and (B) amendments to Lessor Financing Statements and Lender Financing Statements reflecting the identities of the Properties after giving effect to the transactions contemplated by this Consent and, in connection with the foregoing, Uniform Commercial Code lien searches satisfactory to the Agent in the State of California;

(viii) Lease Supplement. The Lessee shall have delivered to the Agent a Lease Supplement with respect to each Replacement Owned Property and a memorandum (or short form lease) regarding each Lease Supplement (such memorandum or short form lease to be in the form attached to the Lease as Exhibit B or in such other form as is acceptable to the Agent, with modifications as necessary to conform to applicable state law, and in form suitable for recording);

(ix) Appraisals. The Lessee shall have caused an Appraisal regarding each of the Replacement Owned Properties to be provided to the Agent from the Appraiser, which Appraisal must be satisfactory in all respect to the Agent;

(x) Surveys. A survey of each Replacement Owned Property in form and substance satisfactory to the Agent;

(xi) Insurance. The Lessee shall have provided the Agent with evidence of the (A) insurance required to be maintained under the Lease and a broker’s letter, with respect to each Replacement Owned Property and in form and substance acceptable to the Agent and (B) a flood hazard certificate with respect to each Replacement Owned Property prepared by an independent recognized professional acceptable to the Agent;

(xii) Taxes, etc. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Security Documents required by this Consent;

(xiii) Effectiveness of Operative Agreements. Each of the Operative Agreements to be entered into on the Consent Closing Date shall have been duly authorized, executed and delivered by the parties thereto, and shall be in full force and effect, and the Agent shall have received a fully executed copy of each such Operative Agreement;

(xiv) No Material Adverse Effect. Since the date of the most recent audited financial statements (as delivered pursuant to the requirements of the Lessee Credit Agreement) of the Lessee, there shall not have occurred any event, condition or state of facts which shall have or could reasonably be expected to have a Material Adverse Effect;

(xv) Certificate of Lessor and Trust Company. The Agent shall have received an Officer’s Certificate of the Lessor and a certificate from the Trust Company conforming to the requirements of Sections 5.3(aa) and 5.3(bb)(i), respectively, of the Participation Agreement (with references to “Operative Documents” being interpreted to include the “Consent Documents” and the “Closing Date” being interpreted as the “Consent Closing Date”);

(xvi) No Material Adverse Change in Credit Parties. There shall not have occurred any material adverse change in the consolidated assets, liabilities, operations, business or condition (financial or otherwise) of the Credit Parties (on a consolidated basis) from that set forth in the most recent audited consolidated financial statements of the Credit Parties, which have been provided to the Agent.

(xvii) Other. There shall have been executed, recorded or filed with the appropriate authorities such additional or other termination or subordination documents as the Agent shall require to establish the priority of the Liens intended to be granted on the Replacement Owned Properties.

(c) Corporate Proceedings Satisfactory. The Lessee shall have delivered to the Agent a certificate of the secretary or an assistant secretary of the Lessee, dated the Consent Closing Date, in such form as is acceptable to the Agent attaching and certifying to those matters identified in Section 5.3(y) of the Participation Agreement (with references therein to “Operative Agreements” including the “Consent Documents.”) All corporate proceedings taken in connection with the transactions contemplated by this Consent and all other agreements, documents and instruments executed or delivered pursuant to it, and all legal matters incident thereto, shall be satisfactory to the Agent.

(d) No Lease Default or Lease Event of Default. No Lease Default or Lease Event of Default shall have occurred and be continuing after giving effect to this Consent.

(e) Fees. Each of the Lenders which has executed this Consent at or before 5:00 p.m. (Pacific time) on Friday, April 30, 2004 shall have received a fee equal to 0.025% of its Commitment, and the Lessee shall have paid such other fees, expenses and charges as it may otherwise have agreed to pay prior to the effectiveness of this Consent.

5. Representations and Warranties. Each Credit Party represents and warrants to the Agent and the Secured Parties that, as of the date of and after giving effect to this Consent, (a) the execution, delivery and performance of this Consent and all other Consent Documents executed or delivered in connection herewith have been authorized by all requisite corporate action on the part of each Credit Party and will not violate any Credit Party’s certificate of incorporation or bylaws, (b) all representations and warranties set forth in the Lease and in any other Operative Agreement are true and correct as if made again on and as of such date (except those, if any, that by their terms specifically relate only to an earlier date, in which case such representations and warranties are true and correct as of the earlier date), (c) no Lease Default or Lease Event of Default has occurred and is continuing, and (d) the Lease and all other Operative Agreement are and remain legal, valid, binding and enforceable obligations in accordance with their terms.

6. Survival of Representations and Warranties. All representations and warranties made by any Credit Party in this Consent or any other Operative Agreement shall survive the execution and delivery of this Consent and the other Operative Agreements, and no investigation by the Agent or the Secured Parties, or any closing, shall affect the representations and warranties or the right of the Agent and the Secured Parties to rely thereon.

7. Costs and Expenses. The Lessee shall pay on demand all reasonable costs and expenses of the Agent (including the reasonable fees, costs and expenses of counsel to the Agent) incurred in connection with the preparation, execution and delivery of this Consent.

8. Governing Law. THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT-OF-LAWS PRINCIPLES.

9. Execution. This Consent may be executed in any number of counterparts and by different Parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart of this Consent by telecopier shall be effective as delivery of a manually executed counterpart of this Consent.

10. Limited Effect. This Consent relates only to the specific matters it covers, shall not be considered to be a waiver of any other rights any Secured Party may have under the Operative Agreements, and shall not be considered to create a course of dealing or to otherwise obligate any Secured Party to grant similar waivers or execute any amendments under the same or similar circumstances in the future.

11. Ratification by Guarantors. Each Guarantor consents to this Consent, and each Guarantor acknowledges that its guaranty remains in full force and effect without any modification.

12. Certain Waivers. Each Credit Party agrees that none of the Financing Parties shall be liable under a claim of, and waives any claim against any Financing Party based upon lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress, defamation and breach of fiduciary duty) as a result hereof, the discussions conducted pursuant hereto, or any course of action taken by any Financing Party in response thereto or arising therefrom. This Section 14 shall survive the execution and delivery of this Consent and the expiration or termination of the Lease

LESSOR:

Wells Fargo Bank Northwest, National Association,

As Owner Trustee under S&F Trust 1998-1

By:	/s/ Val T. Orton
Name:	Val T. Orton
Title:	Vice President

LESSEE:

Smart & Final Inc.

By:	/s/ Richard N. Phegley
Name:	Richard N. Phegley
Title:	Senior Vice President &
Chief Financial Officer

A-2 LENDER, B LENDER AND HOLDER:

Casino USA, Inc.

By:	/s/ Andre Delolmo
Name:	Andre Delolmo
Title:	President

A-2 LENDER:

General Electric Capital Corporation,

as successor in interest to GMAC Business Credit, LLC

By:	/s/ Ronald E. Lis
Name:	Ronald E. Lis
Title:	Senior Risk Manager

A-2 LENDER:

Natexis Banques Populaires

By:	/s/ Anne Ulrich	By:	/s/ P. J. van Tulder
Name:	Anne Ulrich	Name:	P. J. van Tulder
Title:	Vice President	Title:	Group Head

A-2 LENDER:

BNP Paribas Leasing Corporation

By:	/s/ Sean T. Conlon	By:	/s/ Mitchell M. Ozawa
Name:	Sean T. Conlon	Name:	Mitchell M. Ozawa
Title:	Managing Director	Title:	Managing Director

A-2 LENDER AND AGENT:

Cooperative Centrale Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland,” New York Branch

By:	/s/ Bradford F. Scott	By:	/s/ Rebecca O. Morrow
Name:	Bradford F. Scott	Name:	Rebecca O. Morrow
Title:	Executive Director	Title:	Executive Director

B LENDER:

Transamerica Equipment Financial Services Corporation

By:	/s/ Ronald E. Lis
Name:	Ronald E. Lis
Title:	Senior Risk Manager

GUARANTORS:

American Foodservices Distributors

Smart & Final Stores Corporation

Smart & Final Oregon, Inc.

Port Stockton Food Distributors, Inc.

Amerifoods Trading Company

Casino Frozen Foods, Inc.

FoodService Specialists.Com, Inc.

Okum Produce International, Inc.

HL Holding Corporation

By:	/s/ Richard N. Phegley
Name:	Richard N. Phegley
Title:	Senior Vice President &
Chief Financial Officer

SCHEDULE 1 TO CONSENT

(REPLACEMENT OWNED PROPERTIES)

Store Number	Address
314	266 East Huntington Drive Monrovia, CA 91016
369	20410 Susana Road Carson, CA 90810
457	1575 Centinela Avenue Inglewood, CA 90302
459	2720 Beverly Blvd. Los Angeles, CA 90057
475	14490 Newhope St. Moreno Valley, CA 92553
479	6201 Alameda St. Huntington Park, CA 90001